EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
August 6, 2014	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Second Quarter 2014 Earnings and Updates 2014 Earnings Guidance to Include Acquisition-Related Expenses to Date

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $9.3 million, or $0.16 per diluted share, for the second quarter 2014, compared to $17.9 million, or $0.35 per diluted share, for the second quarter 2013.  For the first six months of 2014, consolidated net income was $64.8 million, or $1.13 per diluted share, compared to $69.7 million, or $1.36 per diluted share, for the same period in 2013.  Excluding the after-tax expenses related to the pending acquisition of Philadelphia Gas Works (PGW) of $5.0 million, or $0.09 per diluted share, consolidated net income for the second quarter 2014 was $14.3 million, or $0.25 per diluted share. Excluding after-tax acquisition-related expenses of $11.9 million, or $0.21 per diluted share, consolidated net income for the first six months of 2014 was $76.7 million, or $1.34 per diluted share.

“Although net income for the second quarter, excluding acquisition-related expenses, was slightly lower than last year, we had strong financial performance for the first six months of 2014, with consolidated net income increasing by $7.0 million,” commented James P. Torgerson.  “We continue to execute on our strategies of investing in both our electric and gas infrastructures and converting new customers to natural gas heat.  We have added 5,901 natural gas heating customers through June, and expect to meet this year’s goal of 16,000 conversions.”

“In early March, we announced an agreement with the City of Philadelphia to acquire Philadelphia Gas Works Operations, subject to approvals from the Philadelphia City Council and the Pennsylvania Public Utility Commission,” added Torgerson.  “The City Council is awaiting the result of an independent consultant evaluation.  We believe the City Council will continue with its process once it reconvenes in September.  Under the terms of the Acquisition Agreement, July 16 was the first day that we could have terminated the agreement, and we may now exit the deal at any time while it is pending before City Council.  We have decided to continue our efforts to pursue this acquisition and become a new business partner in Philadelphia.  We remain ready to assist the City Council in its assessment of the sale of PGW, including the essential public dialogue of what we believe is a valuable economic opportunity for Philadelphia.”

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Electric distribution & Other

The electric distribution business earned $11.2 million, or $0.20 per diluted share, for the second quarter 2014, compared to $12.1 million, or $0.24 per diluted share, for the same period in 2013.  For the first six months of 2014, the electric distribution business earned $25.2 million, or $0.44 per diluted share, compared to $26.6 million, or $0.52 per diluted share, for the same period in 2013.  The decrease in earnings for both the second quarter and first six months of 2014 was primarily due to increased uncollectible expense, the absence of CTA earnings and a decrease in income from the equity investment in GenConn.

In the second quarter and first six months of 2014, pre-tax earnings from the equity investment in GenConn were $3.5 million and $6.9 million, compared to $3.8 million and $7.6 million for the same periods in 2013, respectively.

Electric transmission

The electric transmission business earned $9.0 million, or $0.15 per diluted share, for the second quarter 2014, compared to $8.9 million, or $0.17 per diluted share, for the same period in 2013.  For the first six months of 2014, the electric transmission business earned $17.6 million, flat compared to the same period in 2013.

Gas distribution

The gas distribution business incurred a loss, consistent with the seasonal nature of the gas business, of $2.2 million, or $0.04 per diluted share, for the second quarter 2014, compared to a loss of $0.9 million, or $0.02 per diluted share, for the second quarter 2013. The increased loss in 2014 was primarily due to warmer weather, increased corporate charges, and increased uncollectible expense, partially offset by customer growth and increased normalized usage per customer.

For the first six months of 2014, the gas distribution business earned $36.8 million, or $0.64 per diluted share, compared to $30.6 million, or $0.60 per diluted share, for the same period in 2013.  The increase in earnings was primarily due to colder weather, customer growth and increased normalized usage per customer.

The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

Impact of Weather, Normalized Usage per Customer and Customer Growth
(In Thousands)
	2Q '14 vs. 2Q '13	YTD '14 vs. YTD '13
	Gross Margin	Gross Margin
Weather(1)(2)	$(1,174)	$4,711
Normalized usage per customer(3)	2	3,014
Subtotal	$(1,172)	$7,725
Customer Growth	1,374	3,693
Total	$202	$11,418

(1)	CNG decoupled since 1/9/14; includes decoupling of $0.2M and $(1.9)M for 2Q & YTD '14, respectively
(2)	Excluding weather insurance payouts of $0.5M & $2.2M, pre-tax, recorded in the 2Q & YTD '14, respectively
(3)	CNG decoupled since 1/9/14; includes decoupling of $(0.6)M and $(0.5)M for 2Q & YTD '14, respectively

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Corporate

Corporate costs were $8.7 million, or $0.15 per diluted share, for the second quarter 2014, compared to costs of $2.2 million, or $0.04 per diluted share, for the second quarter 2013. For the first six months of 2014, Corporate costs were $14.8 million, or $0.26 per diluted share, compared to costs of $5.1 million, or $0.10 per diluted share, for the same period in 2013.

Excluding the after-tax acquisition-related expenses of $5.0 million, or $0.09 per diluted share, Corporate costs for the second quarter of 2014 were $3.7 million, or $0.06 per diluted share, compared to costs of $2.2 million, or $0.04 per diluted share, for the second quarter 2013.  Excluding the after-tax acquisition-related expenses of $11.9 million, or $0.21 per diluted share, Corporate costs for the first six months of 2014 were $2.9 million, or $0.05 per diluted share, compared to costs of $5.1 million, or $0.10 per diluted share, for the same period in 2013.

Corporate cost variances for the three and six month periods were primarily due to an interim tax benefit recognized in the first quarter 2014 to adjust first quarter 2014 consolidated tax expense to the projected, annualized consolidated income tax rate, and the related reversal of that benefit over the year as each segment reflects its seasonal activity.  This resulted in an unfavorable variance in the second quarter, but a favorable net variance year-to-date until it completely reverses.

Segment details for UIL Holdings Corporation’s results for the second quarter and first six months of 2014, compared to the same periods in 2013, are presented in the table below:

	Net Income (Loss) - $M

	Quarter ended June 30,			Six months ended June 30,

	2014	2013	'14 vs '13	2014	2013	'14 vs '13

Electric Distribution & Other	$11.2	$12.1	$(0.9)	$25.2	$26.6	$(1.4)
Electric Transmission	9.0	8.9	0.1	17.6	17.6	-
Gas Distribution	(2.2)	(0.9)	(1.3)	36.8	30.6	6.2

Operating Companies	18.0	20.1	(2.1)	79.6	74.8	4.8

Corporate	(3.7)	(2.2)	(1.5)	(2.9)	(5.1)	2.2

Subtotal	$14.3	$17.9	$(3.6)	$76.7	$69.7	$7.0

Acquisition-related expenses	(5.0)	-	(5.0)	(11.9)	-	(11.9)

Consolidated Earnings	$9.3	$17.9	$(8.6)	$64.8	$69.7	$(4.9)

	Earnings (Loss) Per Share

	Quarter ended June 30,			Six months ended June 30,

	2014	2013	'14 vs '13	2014	2013	'14 vs '13

Electric Distribution & Other	$0.20	$0.24	$(0.04)	$0.44	$0.52	$(0.08)
Electric Transmission	0.15	0.17	(0.02)	0.31	0.34	(0.03)
Gas Distribution	(0.04)	(0.02)	(0.02)	0.64	0.60	0.04

Operating Companies	0.31	0.39	(0.08)	1.39	1.46	(0.07)

Corporate	(0.06)	(0.04)	(0.02)	(0.05)	(0.10)	0.05

Subtotal	$0.25	$0.35	$(0.10)	$1.34	$1.36	$(0.02)

Acquisition-related expenses	(0.09)	-	(0.09)	(0.21)	-	(0.21)

Consolidated Earnings	$0.16	$0.35	$(0.19)	$1.13	$1.36	$(0.23)

Avg. Shares - diluted (M)	57.1	51.2		57.1	51.2

Amounts may not add due to rounding

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Looking Forward

Earnings guidance has been updated to reflect the impact of PGW acquisition-related expenses incurred through the end of the second quarter on consolidated UIL earnings in 2014. Excluding approximately $12 million, or $0.21 per diluted share, of after-tax acquisition-related expenses pertaining to the PGW transaction through June 30, 2014, UIL reaffirms consolidated net income guidance for 2014 of $122 million to $134 million, or $2.15 to $2.35 per diluted share.  Including the after-tax acquisition-related expenses incurred through June 30, 2014, UIL consolidated net income guidance ranges from $110 million to $122 million, or $1.94 to $2.14 per diluted share.

This guidance excludes the impact of any additional acquisition-related expenses, including, but not limited to, investment banking and legal fees which become payable if certain acquisition milestones are met, along with additional potential costs related to the bridge facility.  It also excludes interest expense from the proposed debt financing, dilution from the proposed equity issuance and any potential earnings from PGW.

Category	Approximate Net Income(1)	EPS - diluted(2)

Electric distribution & Other	$50 - $59	$0.88 - $1.03
Electric transmission(3)	$32 - $37	$0.56 - $0.65

Total Electric	$85 - $94	$1.50 - $1.65

Gas distribution	$43 - $48	$0.75 - $0.85

Operating Companies	$131 - $140	$2.30 - $2.45

UIL Corporate	($9) - ($6)	($0.15) - ($0.10)

Total UIL Holdings, excl. acquisition-related expenses	$122 - $134	$2.15 - $2.35

Acquisition-related expenses(4)	($12) - ($12)	($0.21) - ($0.21)

Total UIL Holdings(5)	$110 - $122	$1.94 - $2.14

(1)	Rounded to the nearest million
(2)	Assumes approximately 57.1 million average shares outstanding
(3)	Excludes any adjustments that may result from the FERC ROE complaints
(4)	Acquisition-related expenses through June 30, 2014; projected acquisition-related expenses excluded
(5)	Expectations are not expected to be additive

Second quarter 2014 earnings conference call

UIL Holdings will conduct a webcast conference call with financial analysts on Thursday, August 7, 2014, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL Holdings’ website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $5 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the net income determined in accordance with generally accepted accounting principles (GAAP), and then dividing the results by the average number of diluted shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes presenting earnings excluding the acquisition-related expenses, as well as earnings per share (EPS) information by line of business, including as presented above in the net income discussion and in the earnings guidance section, are useful in understanding and evaluating actual and projected financial performance and contribution of UIL’s businesses. EPS by business is calculated by taking the pretax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL common stock outstanding for the periods presented. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, conditions in the debt and equity markets (particularly as they affect the terms on which we can issue equity securities or incur borrowings in connection with the pending acquisition of the operating assets and certain liabilities of Philadelphia Gas Works), legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, the expected timing and likelihood of completion of the pending acquisition, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending acquisition that could reduce anticipated benefits or cause the parties to abandon the transaction, the allocation of personnel and resources to the pending acquisition during this time period, as well as the ability to successfully integrate the businesses, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of our subsidiaries.  All such factors are difficult to predict, contain uncertainties that may materially affect our actual results and are beyond our control.  You should not place undue reliance on the forward-looking statements, each speaks only as of the date hereof and we undertake no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.  New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  The foregoing and other factors are discussed and should be reviewed in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and other subsequent filings with the Securities and Exchange Commission.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the second quarter and first six months of 2014:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating Revenues	$334,794	$319,074	$905,956	$867,113

Operating Expenses
Operation
Purchased power	32,679	30,193	85,809	68,682
Natural gas purchased	76,557	58,910	291,482	278,177
Operation and maintenance	102,700	94,470	195,577	183,729
Transmission wholesale	19,064	18,517	39,975	37,335
Depreciation and amortization	36,512	45,669	76,830	95,776
Taxes - other than income taxes	30,541	28,080	70,077	63,946
Acquisition-related expenses	469	-	5,520	-
Total Operating Expenses	298,522	275,839	765,270	727,645
Operating Income	36,272	43,235	140,686	139,468

Other Income and (Deductions), net
Acquisition-related bridge facility fees	(7,926)	-	(14,339)	-
Other income and (deductions)	4,624	5,204	8,486	10,565
Total Other Income and (Deductions), net	(3,302)	5,204	(5,853)	10,565

Interest Charges, net
Interest on long-term debt	22,448	21,690	44,900	43,376
Other interest, net	392	1,523	567	2,548
	22,840	23,213	45,467	45,924
Amortization of debt expense and redemption premiums	607	609	1,214	1,210
Total Interest Charges, net	23,447	23,822	46,681	47,134

Income from Equity Investments	3,520	3,848	6,906	7,660

Income Before Income Taxes	13,043	28,465	95,058	110,559

Income Taxes	3,740	10,531	30,290	40,818

Net Income	9,303	17,934	64,768	69,741
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	(40)	10	(27)	26

Net Income attributable to UIL Holdings	$9,343	$17,924	$64,795	$69,715

Average Number of Common Shares Outstanding - Basic	56,842	50,972	56,814	50,939
Average Number of Common Shares Outstanding - Diluted	57,102	51,201	57,079	51,177

Earnings Per Share of Common Stock - Basic:	$0.16	$0.35	$1.14	$1.37

Earnings Per Share of Common Stock - Diluted:	$0.16	$0.35	$1.13	$1.36

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net Income	$9,303	$17,934	$64,768	$69,741
Other Comprehensive Income (Loss), net of deferred income taxes
Changes in unrealized gains (losses) related to pension and other post-retirement benefit plans	170	(19)	231	234
Other	(4)	(26)	8	(28)
Total Other Comprehensive Income (Loss), net of deferred income taxes	166	(45)	239	206
Comprehensive Income	9,469	17,889	65,007	69,947
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	(40)	10	(27)	26
Comprehensive Income Attributable to UIL Holdings	$9,509	$17,879	$65,034	$69,921

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
(thousands of dollars)	2014	2013
ASSETS
Current assets	$891,585	$888,004
Other investments	143,181	144,589
Net property, plant and equipment	3,126,810	3,068,680
Regulatory assets	624,813	703,739
Goodwill	266,205	266,205
Deferred charges and other assets	45,431	73,003
Total Assets	$5,098,025	$5,144,220

LIABILITIES AND CAPITALIZATION
Current liabilities	$604,170	$612,823
Deferred income taxes	573,893	540,542
Regulatory liabilities	482,447	445,092
Other noncurrent liabilities	344,809	467,766
Total Liabilities	2,005,319	2,066,223

Long-term debt, net of unamortized discount and premium	1,721,337	1,723,842
Preferred stock of subsidiary	119	340
Net common stock equity	1,371,250	1,353,815
Total Capitalization	3,092,706	3,077,997

Total Liabilities and Capitalization	$5,098,025	$5,144,220